UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 11, 2005

CONTINENTAL AIRLINES, INC.
(Exact Name of Registrant as Specified in Its Charter)

DELAWARE
(State or Other Jurisdiction of Incorporation)

1-10323	74-2099724
(Commission File Number)	(IRS Employer Identification No.)

1600 Smith Street, Dept. HQSEO, Houston, Texas	77002
(Address of Principal Executive Offices)	(Zip Code)

(713) 324-2950
(Registrant's Telephone Number, Including Area Code)

______________________________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))

Item 1.01       Entry into a Material Definitive Agreement.

On February 15, 2005, we announced adjustments to management's annual incentive program and that officers will forego their restricted stock units (RSUs) for 2005, in order to avoid the appearance that the officers could benefit from the wage and benefit reductions being made by the Company's employees. At management's request, on February 11, 2005, the Human Resources Committee of the Board of Directors of the Company adjusted the Company's Annual Executive Bonus Program (the "Program"), which pays management when the Company achieves certain targeted levels of Return on Base Invested Capital (ROBIC) (as defined in the Program), by raising the level of return required before any incentives are paid to eliminate the effect in 2005 of employee pay and benefit reductions. When targets are set for 2006 and beyond, they will also be set so that no annual incentive is paid as a result of the pay and benefit reductions.

On February 15, 2005, the officers of the Company, including Larry Kellner, our Chairman and Chief Executive Officer, and Jeff Smisek, our President, agreed to voluntarily increase the number of restricted stock units (RSUs) being surrendered pursuant to their Compensation Reduction Agreements. The officers agreed to surrender their entire award of RSUs for the performance period ending in June 2005 in lieu of the RSUs surrendered in their previously executed Compensation Reduction Agreements.

On February 11, 2005, our Board of Directors, in recognition of the wage and benefit reductions being made by the Company's employees, determined that effective February 28, 2005, the non-management members of the Board of Directors would reduce by 30 percent their annual cash retainer and board and committee meeting attendance fees, each as described in the Company's 2004 proxy statement. In addition, the Board of Directors has agreed to forego their annual grant of 5,000 stock options that would otherwise be awarded in connection with their re-election to the Board of Directors at the Company's 2005 Annual Meeting of Stockholders to be held on June 16. Due to the increased oversight responsibilities caused by compliance with the Sarbanes-Oxley Act of 2002, the Board determined not to decrease the audit committee's meeting fees or that portion of their retainer that exceeds the base retainer for all Board members.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Continental Airlines, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
CONTINENTAL AIRLINES, INC.

February 17, 2005	By /s/ Jennifer Vogel
Jennifer L. Vogel
Senior Vice President, General Counsel and Secretary